Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), dated as of June 30, 2021 by and between Exactus, Inc. (the “Company”), and Leslie Buttorff (the “Executive”) shall commence on July 1, 2021 (the “Commencement Date”) and replaces in its entirety that certain Employment Agreement, dated as of December 31, 2017 with Executive and Panacea Life Sciences, Inc.

WHEREAS, the Board of Directors (the “Board”) of the Company, has determined it is in the best interests of the Company shareholders to employ the Executive, and the Executive desires to be employed by the Company, on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and of the covenants and agreements set forth in this Agreement, the parties hereto hereby agree as follows:

1. Employment. During the Employment Term (as defined below), the Company shall employ the Executive as the Chief Executive Officer, and the Executive shall serve the Company, upon the terms and conditions set forth in this Agreement.

2. Term. Subject to earlier termination as provided in Section 5, the Company shall employ Executive on the terms and conditions set forth herein during the period commencing on the Commencement Date and ending on June 30, 2024 or when terminated in accordance with Section 5 hereof (the “Employment Term”).

3. Duties and Responsibilities.

(a) During the Employment Term, the Executive shall serve as the Chief Executive Officer of the Company. During the Employment Term, the Executive shall (i) be subject to all of the Company’s policies, rules and regulations applicable to its executive officers, (ii) report to, and be subject to the direction and control of, the Board, and (iii) perform such duties commensurate with the Executive’s position as shall be assigned to the Executive by the Board.

(b) During the term of the Executive’s employment, it shall not be a violation of this Agreement for the Executive to (i) serve on corporate, civic or charitable boards or committees, (ii) deliver lectures or fulfill speaking engagements, (iii) manage personal investments, (iv) serve as an officer, director or manager of one or more of her affiliates, or (v) serve on the boards of directors of companies as approved by the Board, so long as such activities do not (x) violate the terms of this Agreement or any other agreement between the Executive and the Company, or between the Company and any third party or (y) interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement.

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4. Compensation.

(a) General. For all services rendered by the Executive to the Company, the Company shall pay or cause to be paid to the Executive, and the Executive shall accept, the payments and benefits set forth in this Section 4. The Company shall be entitled to deduct and/or withhold, as the case may be, from the compensation amounts payable under this Agreement, all amounts required to be deducted or withheld under any Federal, state or local law or regulation, or in connection with any Benefit Plan (as defined below) in which the Executive participates and which mandates a contribution, assessment or co-payment by the participants therein.

(b) Base Salary. During the Employment Term, the Company shall pay the Executive an annualized base salary. The initial annualized base salary is $380,000 (the “Base Salary”). Thereafter, during the Employment Term, the Executive’s Base Salary shall be reviewed at least annually by the Board or its compensation committee and may be increased (but not decreased without the prior written consent of the Executive). The Base Salary shall not be reduced after any such increase, and the term Base Salary as used in this Agreement shall refer to the Base Salary as so increased from time to time. The Base Salary shall be payable in bi-weekly installments in accordance with the Company’s regular practices, as such practices may be modified from time to time, but in no event less often than bi-monthly.

(c) Cash Bonus. During the Employment Term, the Executive shall be eligible to earn an annual performance bonus (the “Bonus”) with a target equal to 100% of the amount of the Base Salary paid during the corresponding fiscal year, if the Executive and the Company meet the performance objectives established by the Board, or a committee thereof, for such fiscal year. The Board or its compensation committee shall establish the performance objectives and the Bonus amount which the Executive is eligible to earn upon the satisfaction thereof, at least annually and, if requested by the Executive, shall deliver to the Executive a letter detailing the performance objectives. The satisfaction of the performance objectives shall be determined by the Board or the committee that established such performance objectives. If earned, the Bonus will be paid by the Company in cash, no later than April 15 of the fiscal year next following the fiscal year for which the Bonus is awarded. The Bonus amount shall be reviewed at least annually by the Board or a committee thereof. A sales commission of 2% of revenue from sales generated by the Executive will also be paid after revenue exceeds $500,000 for three consecutive months and will be paid in cash on the 10th day of each applicable month.

(d) Restricted Stock. Executive shall be entitled to participate in all benefit and incentive plans of the Company adopted from time-to-time, including the 2021 Executive Incentive Plan (the “Plan”). In addition to any awards under the Plan, Executive shall be awarded a restricted stock grant of $2.2 million of shares of Common Stock under the Plan of the Company upon approval prior to expiration of the Employment Term of the Company’s Common Stock for listing on The Nasdaq Capital Market (or other market of the Nasdaq Stock Market). Such shares of Common Stock shall be issued at the 20 Day VWAP of shares on the day immediately prior to the day of commencement of trading on The Nasdaq Stock Market and shall vest on the one year anniversary of the date of this Agreement, subject to continued employment. “20 Day VWAP” means the average of the Daily VWAP for the twenty (20) trading days ending on the trading day prior to commencement of trading on the Nasdaq Stock Market. “Daily VWAP” means, for any trading day, the per share volume-weighted average price of Buyer’s common stock as displayed on Bloomberg, L.P. (or its equivalent successor if such service is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day on OTCQB. The Daily VWAP will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

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(e) PTO. During the Employment Term, the Executive shall be entitled annually to 30 days (or such greater number as is authorized by the Board) of paid time off vacation, personal leave and sick leave in accordance with the Company’s policies, plans and regular practices, as may be modified from time to time in addition to paid federal holidays.

(f) Expenses. During the Employment Term, the Executive shall be authorized to incur reasonable documented expenses in the performance of Executive’s duties described above. The Company shall reimburse the Executive for all such expenses promptly after the presentation by the Executive of itemized accounts of such expenditures, all in accordance with the Company’s procedures and policies as adopted and in effect from time to time, including applicable reimbursement policies covering the Executive with respect to reasonable business-travel expenses, all in accordance with current and prior practice.

(g) Benefit Plans. During the Employment Term, the Executive shall be eligible to participate in all benefit plans of the Company (“Benefit Plans”), including, without limitation, qualified retirement, deferred compensation, group medical, dental, vision, accident, disability, life and other health benefit plans of the Company as may be provided by the Company from time to time to Company executives of comparable status, subject to, and to the extent that, the Executive is eligible under such Benefit Plans in accordance with their respective terms.

5. Termination.

(a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death. If a Disability (each as defined below) of the Executive has occurred during the term of Executive’s employment hereunder, the Company may give to the Executive written notice in accordance with Section 9(b) of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the thirtieth (30th) day after receipt of such notice by the Executive (the “Disability Effective Date”), unless the Executive shall have (i) returned to perform, with or without reasonable accommodations, the essential function of her position on a full-time basis prior to the Disability Effective Date and (ii) demonstrated to the reasonable satisfaction of the Board that the Executive is capable of sustaining those duties on a full time basis going forward. “Disability” shall mean a physical or mental infirmity which prevents the Executive from performing the essential function of her position for a period of at least ninety (90) consecutive days in any twelve-month period.

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(b) Cause. The Company may terminate the Executive’s employment at any time for Cause or without Cause (as defined below). For purposes of this Agreement, “Cause” shall mean (i) a material breach by the Executive of any provision of this Agreement or any other material contract or agreement with the Company which (if capable of being remedied) is not fully remedied, to the reasonable good faith satisfaction of the Board, within thirty (30) days following the receipt by the Executive of the applicable Notice of Termination (as defined below); (ii) commission by the Executive of an act of fraud upon, or gross negligence or willful gross misconduct of a material nature toward, the Company which causes material damages to the Company, as reasonably determined in good faith by the Board; (iii) the Executive’s conviction of or plea of nolo contendere to any felony; (iv) the Executive is found by a court after an opportunity for a hearing to have breached any provision of Section 6; (v) the Executive becomes subject to a preliminary or permanent injunction issued by a United States District Court enjoining the Executive from violating any securities law administered or regulated by the SEC; (vi) the Executive becomes subject to a cease and desist order or other order issued by the SEC after an opportunity for a hearing or (vii) the willful and continuing failure of the Executive to carry out, or comply with, in any material respect, any legal directive of the Board consistent with the terms of this Agreement which (if capable of being remedied) is not fully remedied, to the reasonable good faith satisfaction of the Board, within thirty (30) days following the receipt by Executive of the applicable Notice of Termination. Notwithstanding the foregoing, the Executive’s termination of employment by the Company shall not constitute a termination by the Company for Cause unless each of the following conditions is satisfied: (1) the Company has provided a Notice of Termination to the Executive within 90 days following the initial existence of the conditions or circumstances allegedly constituting Cause (or if later, within 90 days following the Company’s initial discovery thereof); (2) any applicable cure period, as set forth above, has lapsed without remedy by the Executive; (3) the Executive has been provided a timely and reasonable opportunity to appear before the Board, represented by legal counsel, to discuss such termination of employment; and (4) a majority of the Board has voted in favor of terminating the Executive’s employment for Cause within 30 days following the hearing described in clause (2). For purposes of this Agreement, “without Cause” shall mean a termination by the Company of the Executive’s employment for any reason other than a termination based upon Cause, death or Disability and shall include a termination of the Executive’s employment for any reason other than for Cause following the nonrenewal of the Employment Term by the Company.

(c) Termination by the Executive. The Executive may terminate her employment at any time for Good Reason or without Good Reason. For purposes of this Agreement “Good Reason” shall mean the occurrence of one or more of the following events (in each case, without the Executive’s prior written consent): (i) any material breach of this Agreement (including, but not limited to, a failure to comply with any of the provisions of Sections 3 and 4 of this Agreement in any respect by the Company, (ii) the Company’s assignment of the Executive to a position that has materially less authority, status, or functional responsibility than the Executive’s position with the Company as of the Commencement Date, or the Company’s assignment to the Executive (without a change in position) of duties that are not those of an executive at the Executive’s management level, (iii) the reduction of the Executive’s Base Salary, (iv) the Company’s requirement that the Executive move her primary place of employment more than thirty (30) miles from her initial place of employment or (v) upon any Change of Control event as defined in Treasury Regulation Section 1.409A-3(i)(5) provided, that, within 12 months of the Change of Control event the Company terminates the Executive’s employment or fails to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place. Notwithstanding the foregoing, the Executive shall not have G0ood Reason to terminate her employment unless the event giving rise to Good Reason is not fully remedied within thirty (30) days after receipt by the Company of a written notice from the Executive of such event, which written notice must be provided within ninety (90) days after the initial occurrence of such event (or if later, the Executive’s discovery of such event). A termination for Good Reason cannot occur later than two (2) years following the initial occurrence of the applicable event (or, if later, the Executive’s discovery of such event). For purposes of this Agreement, termination by the Executive “without Good Reason” shall mean termination by the Executive of her employment for any reasons other than a termination for Good Reason.

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(d) Notice of Termination. Any termination by (i) the Company whether for Cause or without Cause, or (ii) the Executive, whether for Good Reason or without Good Reason, shall be communicated by Notice of Termination (as defined below) to the other party hereto given in accordance with Section 9(b). For purposes of this Agreement, a “Notice of Termination” means a written notice which (x) indicates the specific termination provision in this Agreement relied upon, (y) to the extent applicable, sets forth in reasonable detail the facts and circumstances, if any, claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (z) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(e) Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause or without Cause, the date of the Notice of Termination or any later date specified therein, as the case may be; (ii) if the Executive terminates her employment for Good Reason or without Good Reason, the date of termination specified in the Notice of Termination, or such earlier date (no earlier than the date on which the Notice of Termination is delivered to the Company) as is determined by the Board, and (iii) if the Executive’s employment is terminated by reason of death or Disability, the date of death of the Executive or the Disability Effective Date, as the case may be.

(f) Obligations of the Company Upon Termination.

(1) If (i) the Company shall terminate the Executive’s employment without Cause, or Disability of the Executive, (ii) the Executive’s employment shall terminate due to the Executive’s death or Disability or (iii) the Executive shall terminate her employment, for Good Reason, then the Company shall pay to the Executive within ten (10) days after the Date of Termination the sum of (A) the Executive’s Base Salary for two years, plus (B) all unreimbursed business expenses and other accrued but unpaid compensation described in Section 4(b); (y) without duplication, any annual Bonus earned but not yet paid for any fiscal year ending prior to the fiscal year in which the Date of Termination occurs, payable at the time otherwise scheduled to be paid (the amounts described in (x) and (y), the “Accrued Obligations”); and (z) any amount arising from the Executive’s participation in, or benefits under, any Benefit Plans (“Accrued Plan Amounts”), which amounts shall be payable in accordance with the terms and conditions of such Benefit Plans, as the case may be. The Accrued Plan Amounts shall include but not be limited to any accrued but unused PTO.

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(2) Not in limitation of Section 6(a), if the Company shall terminate the Executive’s employment without Cause, then upon the execution and delivery by the Executive of a general release of claims in favor of the Company in a form reasonably satisfactory to the Company (“Release”), the Company shall pay to the Executive (i) a termination settlement which shall be paid in substantially equal installments in accordance with the customary payroll practices of the Company, in an amount equal to the Base Salary (as in effect on the date of termination) for twenty-four (24) months, and (ii) an amount equal to the annual Bonus which the Executive would have been entitled to receive in respect of the year of termination based on the achievement of any performance objectives for the Company and the Executive at no less than target level for such year of termination, prorated for the amount of the year in which Executive was employed, which amount shall be paid to the Executive when the Company pays bonuses to its employees generally, but no later than April 15 of the year following the year of termination (such salary continuation and bonus payments, the “Severance Benefits”).

(3) Except as set forth in this Section 5, the Company shall have no further severance, payment or other benefit obligations to the Executive other than for the continuance of benefits under the Benefit Plans to the Date of Termination and such obligations which may be expressly provided to be paid on termination or to survive on termination as set forth in any other written agreement entered into simultaneously or hereafter between the Executive and the Company and approved by the Board.

6. Restrictive Covenants.

(a) Agreement to Provide Proprietary Information; Mutual Promises. The Company agrees to provide Proprietary Information (as defined below) to the Executive as may be necessary to carry out the object of this Agreement. The parties agree that the Proprietary Information, if revealed to the Company’s competitors, could prove highly disadvantageous to the Company and damage the Company’s business and goodwill. The Company agrees to furnish this information to facilitate the Executive’s performance of her duties required by this Agreement.

(1) Except in connection with the performance of her duties, the Executive promises not to disclose Proprietary Information to any third party or unauthorized party during the term of this Agreement or at any time following the expiration or termination of this Agreement. The Executive acknowledges that this promise is in consideration for, among other things, the Company’s promise to provide the Executive with Proprietary Information.

(2) “Proprietary Information” includes, by way of illustration and without limitation, any trade secret under applicable state laws including Colorado law where the services will be partially performed or common law, confidential knowledge, data, information relating to existing products, new products, processes, know-how, designs, specifications, inventions, formulas, methods, samples, developmental or experimental work, improvements, discoveries, past, current and planned research, databases, software programs, including source code and object code, software source documentation, flow diagrams, development tools, unpublished patent applications, marketing and selling plans, business plans, strategic plans, operations, budgets and unpublished financial information, licenses, prices and cost information, suppliers, vendors and customers, information regarding the skills, employment and compensation of other employees of the Company, other information developed or acquired by or on behalf of the Company, whenever and however acquired by the Executive, which relate to or could reasonably be expected to affect any aspect of the Company’s Business and affairs, or any other proprietary information of the Company. “Proprietary Information” includes information developed by the Executive to be used in the Business of the Company, as well as other information to which the Executive may have access in connection with the Executive’s employment. For purposes of this Agreement, “Business” means: (i) the growing, manufacturing, marketing and sale of products containing hemp and the marketing and sale of personal protective equipment, and (ii) any other business, at any stage of conception or development, engaged in by the Company during the period of the Executive’s employment by the Company of which the Executive may be aware.

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(3) The Executive acknowledges that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and, in some cases to use it only for certain limited purposes. The Executive acknowledges that she owes the Company and such third parties, both during the period of her employment and thereafter, a duty to hold all such third-party confidential or proprietary information in the strictest confidence and not to disclose it to any person or entity or use it for the benefit of anyone other than the Company or such third party, unless expressly authorized by the terms of the Company’s agreement with the third party.

(4) These confidentiality obligations shall not apply to information that has entered the public domain, other than as a result of the Executive’s breach of this Agreement, or that the Executive is ordered to disclose by a court of competent jurisdiction or a state or federal regulatory authority pursuant to applicable law; provided that prior to such ordered disclosure the Executive will to the extent practicable consult with the Company so that the Company may seek an appropriate protective order.

(5) The Executive acknowledges that public disclosure of the Proprietary Information could have a material adverse impact on the Company and its business. The Executive further acknowledges that the provisions of this Section 6 are reasonable and necessary precautions against the improper use or disclosure of Proprietary Information, and the Executive agrees to keep the same in a fiduciary capacity for the sole benefit of the Company.

(b) Remedies for Breach of Restrictive Covenants.

(1) The Executive acknowledges that, because the Executive’s services are personal and unique and because the Executive may have access to and become acquainted with the confidential and Proprietary Information of the Company, the damages that would be suffered by the Company as a result of a breach of the provisions of this Agreement contained in this Section 6 may not be calculable, and that an award of a monetary judgment to the Company for such a breach would be an inadequate remedy. Consequently, the Company shall have the right, in addition to any other rights it may have under this Agreement or elsewhere at law, to obtain injunctive relief in any court of competent jurisdiction to restrain any breach or threatened breach hereof or otherwise to specifically enforce any of the provisions of this Agreement. The Company shall not be obligated to post a bond or other security in seeking such relief. The party who substantially prevails shall be entitled to its reasonable attorney’s fees and costs.

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(2) The covenants made by the Executive in this Section 6 shall be construed as agreements independent of any other provisions of this Agreement, and the existence of any claim or cause of action of the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of these covenants.

If a court shall determine that any provision of (or portion of a provision of) this Section 6 of this Agreement is unenforceable in accordance with its terms, either because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area or for any other reason, it shall nonetheless be enforced on such terms as that court determines are equitable and legally enforceable.

(c) Return of Company Material. All documents, records, apparatus, equipment and other physical property, whether or not pertaining to Proprietary Information, which are furnished to the Executive by the Company or are produced by the Executive in connection with her employment with the Company will be and remain the sole property of the Company (“Company Property”). Immediately upon termination of her employment with the Company, however and whenever that may occur, the Executive agrees that she will deliver all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, together with all copies thereof (in whatever medium recorded), belonging to the Company, its successors or assigns. The Executive further agrees that the Executive will not take from the Company any such material or property or any copies thereof upon such termination. The Executive acknowledges and agrees that any property situated in the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. The Executive further agrees that, during the period of employment with the Company, the Executive will return to the Company’s premises any Company Property upon request of any officer of the Company, and will provide any officer of the Company with access to any Company Property upon reasonable notice of a request to inspect any such property.

(d) Notification to New Employer. In the event that the Executive’s employment by the Company terminates, the Executive hereby consents to and will to the best of her ability facilitate the notification of the Executive’s new employer of her obligations under Section 6 of this Agreement.

(e) Full Settlement. The Company shall not be liable to the Executive for any damages in addition to the amounts payable under Section 5 arising out of the termination of the Executive’s employment hereunder. This provision shall not be construed to modify Section 9(k) of this Agreement.

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(f) Successors.

(1) No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than Executive’s rights to payments or benefits hereunder, which may be transferred only by will or the laws of descent and distribution. Upon the Executive’s death, this Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s beneficiary or beneficiaries, personal or legal representatives, or estate, to the extent any such person succeeds to the Executive’s interests under this Agreement. Subject to compliance with the terms of any Company sponsored Benefit Plan, the Executive shall be entitled to select and change a beneficiary or beneficiaries to receive following the Executive’s death any benefit or compensation payable hereunder by giving the Company written notice thereof. In the event of the Executive’s death or a judicial determination of Executive’s incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to Executive’s beneficiary(ies), estate or other legal representative(s).

(2) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and permitted assigns.

(3) The Company shall have the right to assign this Agreement to any successor of substantially all of its business or assets, and any such successor shall be bound by all of the provisions hereof; provided, however, that such assignment shall not preclude the exercise of the Executive’s rights to terminate this Agreement.

7. Indemnification. During the Employment Term, the Executive will be covered pursuant to the Company’s existing Director and Officer’s Liability insurance coverage and shall receive all of the same indemnification protection that is now or hereafter provided by the Company to its executive officers and/or the Board. If the Executive is made a party or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the Executive is or was a trustee, director, officer or employee of the Company or any subsidiary or is or was serving at the request of the Company or any subsidiary as a trustee, director, officer, member, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise, the Executive shall be indemnified and held harmless by the Company to the fullest extent authorized by Nevada law, and the Company’s articles of incorporation and by-laws as the same exist or may hereafter be amended, against all expenses (including, without limitation, attorney fees) incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even if Executive has ceased to be an officer, director, trustee or agent, or is no longer employed by the Company and shall inure to the benefit of Executive’s heirs, executors and administrators. In addition, the Company shall, if requested by Executive and to the extent permitted by and subject to any terms and conditions contained in, Nevada law and the Company’s articles of incorporation and by-laws, advance to Executive sufficient amounts necessary to pay any expenses, including fees of counsel, incurred by Executive in connection with such proceeding. In order to ensure that resources are available to the Company to satisfy its indemnification obligations hereunder, the Company shall obtain and thereafter maintain directors and officer’s insurance with levels of coverage appropriate for the Company based upon its industry and size. The indemnification provided by this Section 7 shall be in addition to (and not limited by) any other indemnification rights to which the Executive may be entitled under any other agreement with the Company or any subsidiary or the Company’s articles of incorporation or by-laws. No amendment, modification or repeal of any provisions of the Company’s articles of incorporation or by-laws on or after the Commencement Date shall limit or deny any right to indemnification hereunder for any matter arising or accruing prior to such amendment, modification or repeal.

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8. Section 409A.

(a) General. The parties hereto acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and the parties hereby acknowledge and agree that the amounts and benefits payable under this Agreement are either exempt from or compliant with Section 409A. The parties agree not to take any position inconsistent with the preceding sentence for any reporting purposes, whether internal or external, and to cause their affiliates, agents, successors and assigns not to take any such inconsistent position Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any amounts payable hereunder will be immediately taxable to the Executive under Section 409A, the Company reserves the right (without any obligation to do so or to indemnify the Executive for failure to do so) to (i) adopt such amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company determines to be necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement, to preserve the economic benefits of this Agreement and to avoid less favorable accounting or tax consequences for the Company and/or (ii) take such other actions as the Company determines to be necessary or appropriate to exempt the amounts payable hereunder from Section 409A or to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes thereunder. No provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from the Executive or any other individual to the Company or any of its affiliates, employees or agents.

(b) Section 409A Compliance Matters. Notwithstanding any provision to the contrary in this Agreement: (i) no amount shall be payable pursuant to Sections 6(b)-(c) unless the termination of Executive’s employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations; (ii) for purposes of Section 409A, Executive’s right to receive installment payments hereunder shall be treated as a right to receive a series of separate and distinct payments; (iii) amounts payable to Executive pursuant to Sections 6(b)-(c) shall, to the maximum extent permitted by Section 409A, be made in reliance on Section 1.409A-1(b)(9) (Separation Pay Plans) or Section 1.409A-1(b)(4) (Short- Term Deferrals) of the Department of Treasury Regulations; and (iv) to the extent that any reimbursement of expenses or in-kind benefits constitute “deferred compensation” under Section 409A, such reimbursement shall be provided no later than December 31 of the year following the year in which the expense was incurred, the amount of any expenses reimbursed or in-kind benefits provided in one year shall not affect the amount eligible for reimbursement or in-kind benefits provided in any subsequent year (other than an arrangement providing for the reimbursement of medical expenses referred to in Section 105(b) of the Code), and the Executive’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit. Notwithstanding any provision to the contrary in this Agreement, if the Executive is deemed at the time of her separation from service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the termination benefits to which the Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of the Executive’s termination benefits shall not be provided to the Executive prior to the earlier of (x) the expiration of the six-month period measured from the date of the Executive’s “separation from service” with the Company (within the meaning of Section 409A) or (y) the date of the Executive’s death; upon the earlier of such dates, all payments deferred pursuant to this sentence shall be paid in a lump sum to the Executive, and any remaining payments due under the Agreement shall be paid as otherwise provided herein. The determination of whether the Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of the Executive’s separation from service shall be made by the Company in accordance with the terms of Section 409A (including, without limitation, Section 1.409A-1(i) of the Department of Treasury Regulations and any successor provision thereto).

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(c) Release. Notwithstanding anything to the contrary in this Agreement, to the extent that any payments of “nonqualified deferred compensation” (within the meaning of Section 409A) due under this Agreement as a result of the Executive’s termination of employment are subject to the Executive’s execution and delivery of a Release, (i) the Company shall deliver the Release to the Executive within 10 business days following the Date of Termination, and the Company’s failure to deliver the Release prior to the expiration of such 10 business day period shall constitute a waiver of any requirement to execute the Release, (ii) if, after timely delivery by the Company of the Release, the Executive fails to execute the Release on or prior to the Release Expiration Date (as defined below) or timely revokes her acceptance of the Release thereafter, the Executive shall not be entitled to any payments or benefits otherwise conditioned on the Release, and (iii) in any case where the Date of Termination and the Release Expiration Date fall in two separate taxable years, any payments required to be made to the Executive that are conditioned on the Release, are treated as nonqualified deferred compensation for purposes of Section 409A and, but for this clause (iii), would be been made in the first calendar year shall be delayed and made as set forth below. For purposes of this Section 8(c), “Release Expiration Date” shall mean the date that is 21 days following the date upon which the Company timely delivers the Release to Executive, or, in the event that Executive’s termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is 45 days following such delivery date. To the extent that any payments of nonqualified deferred compensation (within the meaning of Section 409A) due under this Agreement as a result of Executive’s termination of employment are delayed pursuant to this Section 8(c), such amounts shall be paid in a lump sum on the first payroll date following the date that Executive executes and does not revoke the Release (and the applicable revocation period has expired) or, in the case of any payments subject to Section 13(c)(iii), on the first payroll date of the Company to occur in the subsequent taxable year, if later, with all subsequent payments to be made as if no such delay had occurred.

9. Miscellaneous.

(a) Except as otherwise provided herein, this Agreement shall be governed by and construed in accordance with the laws of Nevada, without giving effect to the principles of conflict of laws thereof.

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(b) Any notice required or permitted to be given pursuant to this Agreement shall be in writing and shall be given to the other party in person, by reputable overnight courier, overnight delivery requested, or by electronic mail addressed as follows:

If to the Executive:

Leslie Buttorff

_____________________

_____________________

Email: _______________

If to the Company:

5910 South University Blvd, C18-193

Greenwood Village, CO 80121

Attention: Nathan Berman.

Email: nathan.berman@panacealife.com

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when delivered in person by electronic mail or the next business day after being sent by overnight courier.

(c) This Agreement may not be changed, amended, terminated or superseded orally, but only by an agreement in writing, nor may any of the provisions hereof be waived orally, but only by an instrument in writing, in any such case signed by the party against whom enforcement of any change, amendment, termination, waiver, modification, extension or discharge is sought.

(d) The Company may, from time to time apply for and take out, in its own name and at its own expense, life, health, accident, disability or other insurance upon the Executive in any sum or sums that it may deem necessary to protect its interests, and the Executive agrees to aid and cooperate in all reasonable respects with the Company in procuring any and all such insurance, including without limitation, submitting to the usual and customary medical examinations, and by filling out, executing and delivering such applications and other instruments in writing as may be reasonably required by an insurance company or companies to which an application or applications for such insurance may be made by or for the Company.

(e) If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the application of such provision in such circumstances shall be deemed modified to permit its enforcement to the maximum extent permitted by law, and both the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable and the remainder of this Agreement shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

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(f) The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Company to terminate the Executive’s employment for Cause or the Executive to terminate employment for Good Reason pursuant to this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(g) The Executive and the Company acknowledge that, effective as of the Commencement Date, this Agreement constitutes the entire agreement of the parties hereto with respect to the Executive’s employment by the Company and supersede any and all prior understandings or agreements, whether oral or written, express or implied.

(h) All descriptive headings of the Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

(i) This Agreement may be executed in two counterparts each of which shall be original and both of which together shall constitute one and the same instrument.

(j) Each of the parties hereto shall, at any time and from time-to-time hereafter, upon the reasonable request of the other, take such further action and execute, acknowledge and deliver all such instruments of further assurance as necessary to carry out the provisions of this Agreement.

(k) If either party substantially prevails with respect to any claim, dispute or controversy under or in connection with this Agreement or the Executive’s employment with the Company, then such prevailing party shall be entitled to prompt reimbursement from the other party for all reasonable legal fees and costs incurred in connection with any such claim, dispute or controversy.

(l) Sections 5 (to the extent it requires payments post termination), 6, 7, 8, and 9 of this Agreement shall survive the termination of this Agreement and the Executive’s employment by the Company pursuant hereto.

(m) In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as a sealed instrument of the date first above written.

COMPANY:

Exactus, Inc.

By:	/s/ Nathan Berman
Nathan Berman
Principal Accounting Officer

EXECUTIVE:

By:	/s/ Leslie Buttorff
Leslie Buttorff

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